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                          AGREEMENT AND PLAN OF MERGER



                           dated as of August 16, 1999



                                 by and between



                         NORTH FORK BANCORPORATION, INC.



                                       and



                               JSB FINANCIAL, INC.




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



                                TABLE OF CONTENTS


                             INTRODUCTORY STATEMENT

                                    ARTICLE I

                                   THE MERGER

Section 1.1. Structure of the Merger...........................................2
Section 1.2. Effect on Outstanding Shares of JSB Common Stock..................2
Section 1.3. Exchange Procedures...............................................3
Section 1.4. Stock Options.....................................................4
Section 1.5. Bank Merger.......................................................5
Section 1.6. Directors of NFB after Effective Time.............................5
Section 1.7. Alternative Structure.............................................5

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

Section 2.1. Disclosure Letters................................................6
Section 2.2. Standards.........................................................6
Section 2.3. Representations and Warranties of JSB.............................7
Section 2.4. Representations and Warranties of NFB............................18

                                   ARTICLE III

                           CONDUCT PENDING THE MERGER

Section 3.1. Conduct of JSB's Business Prior to the Effective Time............28
Section 3.2. Forbearance by JSB...............................................28
Section 3.3. Conduct of NFB's Business Prior to the Effective Time............30
Section 3.4. Forbearance by NFB...............................................30

                                   ARTICLE IV

                                    COVENANTS

Section 4.1. Acquisition Proposals............................................31
Section 4.2. Certain Policies of JSB..........................................32
Section 4.3. Access and Information...........................................33
Section 4.4. Certain Filings, Consents and Arrangements.......................34
Section 4.5. Antitakeover Provisions..........................................34
Section 4.6. Additional Agreements............................................34
Section 4.7. Publicity........................................................34
Section 4.8. Stockholders Meetings............................................34
Section 4.9. Proxy Statements; Comfort Letters................................35
Section 4.10. Registration of NFB Common Stock................................35
Section 4.11. Affiliate Letters...............................................36
Section 4.12. Notification of Certain Matters.................................36

Section 4.13. Directors and Officers..........................................36
Section 4.14. Indemnification; Directors' and Officers' Insurance.............37
Section 4.15. Employees; Benefit Plans and Programs...........................38
Section 4.16. Advisory Board..................................................41

                                    ARTICLE V

                           CONDITIONS TO CONSUMMATION

Section 5.1. Conditions to Each Party's Obligations...........................41
Section 5.2. Conditions to the Obligations of NFB and NFB Bank................42
Section 5.3. Conditions to the Obligations of JSB and JSB Bank................43

                                   ARTICLE VI

                                   TERMINATION

Section 6.1. Termination......................................................44
Section 6.2. Effect of Termination............................................47
Section 6.3 Termination Fee...................................................47

                                   ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.1. Effective Date and Effective Time................................49
Section 7.2. Deliveries at the Closing........................................49

                                  ARTICLE VIII

                              CERTAIN OTHER MATTERS

Section 8.1. Certain Definitions; Interpretation..............................49
Section 8.2. Survival.........................................................49
Section 8.3. Waiver; Amendment................................................50
Section 8.4. Counterparts.....................................................50
Section 8.5. Governing Law....................................................50
Section 8.6. Expenses.........................................................50
Section 8.7. Notices..........................................................50
Section 8.8. Entire Agreement; etc............................................51
Section 8.9. Assignment.......................................................51

                             EXHIBITS AND SCHEDULES

Exhibit A  Plan of Bank Merger
Exhibit B  Form of Affiliate Letter for JSB Affiliates
Exhibit C  Form of Affiliate Letter for NFB Affiliates
Schedule 4.13(d)
Schedule 4.15(e)

                             INDEX OF DEFINED TERMS
                                                                            Page

Acquisition Proposal..........................................................32
Acquisition Transaction.......................................................31
Advisory Board................................................................41
Agreement......................................................................1
Bank Merger....................................................................1
Bank Regulator................................................................10
BHCA..........................................................................19
BIF............................................................................7
Closing.......................................................................49
Closing Date..................................................................49
Code...........................................................................1
Converted Options..............................................................5
Costs.........................................................................37
Covered Person................................................................17
Date Data.....................................................................18
Date-Sensitive System.........................................................18
Derivatives Contract..........................................................17
Disclosure Letter..............................................................6
Effective Date................................................................49
Effective Time................................................................49
Environmental Law.............................................................14
ERISA.........................................................................12
Exchange Act..................................................................16
Exchange Agent.................................................................3
Exchange Ratio.................................................................2
Excluded Shares................................................................2
FDIA...........................................................................7
FDIC...........................................................................7
FHLB..........................................................................17
Final Index Price.............................................................45
Final Price...................................................................45
FRB............................................................................9
GAAP...........................................................................9
GATT..........................................................................40
Governmental Entity...........................................................10
Hazardous Material............................................................15
HOLA...........................................................................7
Indemnified Party.............................................................37
Index Group...................................................................45
Index Ratio...................................................................45
Initial Index Price...........................................................47
Initial NFB Market Value......................................................47
Initial Termination Date......................................................44
IRS...........................................................................12
Joint Proxy Statement-Prospectus..............................................18
JSB............................................................................1
JSB Bank.......................................................................1
JSB Bank BRP..................................................................40
JSB Bank ESOP.................................................................41
JSB Bank Outside Directors' Plan..............................................36
JSB Certificate................................................................3
JSB Common Stock...............................................................1
JSB Employee..................................................................38
JSB Employee Plans............................................................12

JSB ERISA Affiliate...........................................................12
JSB Option.....................................................................4
JSB Option Agreement...........................................................1
JSB Option Plans...............................................................4
JSB Pension Plan..............................................................12
JSB Preferred Stock............................................................7
JSB Qualified Plan............................................................12
JSB Y2K Plan..................................................................18
JSB's Reports..................................................................9
Letter of Transmittal..........................................................3
Loan..........................................................................15
Loan Property.................................................................14
Material Adverse Effect........................................................6
Maximum Agreement.............................................................38
Merger.........................................................................2
Merger Consideration...........................................................2
Named Individual..............................................................13
New Compensation and Benefits Program.........................................39
New NFB Director..............................................................36
NFB............................................................................1
NFB Bank.......................................................................1
NFB Common Stock...............................................................2
NFB Employee Plans............................................................23
NFB ERISA Affiliate...........................................................23
NFB Market Value...............................................................2
NFB Pension Plan..............................................................23
NFB Preferred Stock...........................................................19
NFB Qualified Plan............................................................23
NFB Ratio.....................................................................44
NFB Stock Plans...............................................................19
NFB Y2K Plan..................................................................27
NFB's Reports.................................................................21
NYSBD..........................................................................9
NYSE...........................................................................2
OREO..........................................................................16
OTS............................................................................9
Participation Facility........................................................14
PBGC..........................................................................12
Permitted Transaction.........................................................47
Registration Statement........................................................18
Requisite Regulatory Approvals.................................................9
SEC............................................................................9
Securities Act................................................................18
Skadden.......................................................................42
Specified Compensation and Benefit Programs...................................13
SRO............................................................................9
Stock Adjustment...............................................................2
Stockholder Meeting...........................................................34
Subsidiary.....................................................................7
Superfund.....................................................................15
Superlien.....................................................................15
Thacher Proffitt..............................................................43
Unsolicited Acquisition Proposal..............................................32
Valuation Date.................................................................2
Voting Debt....................................................................8
Year 2000 Compliance..........................................................18

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  This is an AGREEMENT AND PLAN OF MERGER, dated as of the 16th day of August, 1999 ("Agreement"), by and between NORTH FORK BANCORPORATION, INC., a Delaware corporation ("NFB"), and JSB FINANCIAL, INC., a Delaware corporation ("JSB").


                             INTRODUCTORY STATEMENT


                  The Board of Directors of NFB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of NFB and its stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its business strategy and (iii) has approved this Agreement.

                  The Board of Directors of JSB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of JSB and in the best long-term interests of its stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its business strategy and (iii) has approved this Agreement.

                  Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to NFB's willingness to enter into this Agreement, NFB and JSB have entered into a stock option agreement ("JSB Option Agreement"), pursuant to which JSB has granted to NFB an option to purchase shares of JSB's common stock, par value $.01 per share ("JSB Common Stock"), upon the terms and conditions therein contained.

                  Following the consummation of the Merger (as defined below), Jamaica Savings Bank, a wholly owned subsidiary of JSB Financial, Inc. ("JSB Bank"), may be merged with and into North Fork Bank, a wholly owned subsidiary of North Fork Bancorporation, Inc. ("NFB Bank"), with NFB Bank being the surviving entity ("Bank Merger").

                  The parties hereto intend that the Merger and the Bank Merger, if effected, each shall qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), for federal income tax purposes, and that the Merger shall be accounted for as a pooling-of- interests for financial accounting purposes.

                  NFB and JSB desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

                  In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I

                                   THE MERGER
                                   ----------

                  Section 1.1 STRUCTURE OF THE MERGER. On the Effective Date (as defined in Section 7.1), JSB will merge with and into NFB ("Merger"), with NFB being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law. Upon consummation of the Merger, the separate corporate existence of JSB shall cease. NFB shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

                  Section 1.2 EFFECT ON OUTSTANDING SHARES OF JSB COMMON STOCK.

                  (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of JSB Common Stock issued and outstanding at the Effective Time (as defined in Section 7.1), other than
(i) shares held directly or indirectly by NFB (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (ii) shares held by JSB as treasury stock (such shares referred to in clauses (i) and (ii) being referred to herein as the "Excluded Shares"), shall become and be converted into the right to receive 3.0 shares (the "Exchange Ratio") of NFB's common stock, par value $2.50 per share ("NFB Common Stock"); provided, however, that, notwithstanding any other provision hereof, no fraction of a share of NFB Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, NFB shall pay to each holder of JSB Common Stock who would otherwise be entitled to a fraction of a share of NFB Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the NFB Market Value (as defined below). The shares of NFB Common Stock and any cash for fractional shares are collectively referred to in this Agreement as the "Merger Consideration."

                  (b) As used herein, "NFB Market Value" shall be the average of the daily closing sales prices of a share of NFB Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the New York Stock Exchange ("NYSE"), for the 15 consecutive trading days immediately preceding the Valuation Date.

                  (c) As used herein, "Valuation Date" shall mean the date that is the latest of (i) the day of expiration of the last waiting period with respect to any of the Requisite Regulatory Approvals (as defined in Section 2.3(e)), (ii) the day on which the last of the Requisite Regulatory Approvals is obtained and (iii) the day on which the last of the required stockholder approvals have been obtained.

                  (d) If, between the date of this Agreement and the Effective Time, the outstanding shares of NFB Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Exchange Ratio shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

                  (e) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of NFB Common Stock and NFB Preferred Stock (as defined in Section 2.4(b)) that are held by JSB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of NFB.

                  Section 1.3 EXCHANGE PROCEDURES.

                  (a) Appropriate transmittal materials ("Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of JSB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of JSB Common Stock to be converted thereby.

                  (b) At and after the Effective Time, each certificate ("JSB Certificate") previously representing shares of JSB Common Stock (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

                  (c) Prior to the Effective Time, NFB shall deposit, or shall cause to be deposited, with such bank or trust company that is selected by NFB and is reasonably acceptable to JSB to act as exchange agent ("Exchange Agent"), for the benefit of the holders of shares of JSB Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to
Section 1.2, and NFB shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of NFB Common Stock to provide for payment of the Merger Consideration.

                  (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the JSB Certificates shall pass, only upon delivery of the JSB Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as NFB may reasonably determine and
(iii) include instructions for use in effecting the surrender of the JSB Certificates in exchange for the Merger Consideration. Upon the proper surrender of the JSB Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such JSB Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of NFB Common Stock that such holder has the right to receive pursuant to Section 1.2 and (n) a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2 and any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3. JSB Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute NFB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NFB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of JSB Common Stock not registered in the transfer records of JSB, the Merger Consideration shall be issued to the transferee thereof if the JSB Certificates representing such JSB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of NFB and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

                  (e) No dividends or other distributions declared or made after the Effective Time with respect to NFB Common Stock shall be remitted to any person entitled to receive shares of NFB Common Stock hereunder until such person surrenders his or her JSB Certificates in accordance with this Section
1.3. Upon the surrender of such person's JSB Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of NFB Common Stock represented by such person's JSB Certificates.

                  (f) From and after the Effective Time there shall be no transfers on the stock transfer records of JSB of any shares of JSB Common Stock. If, after the Effective Time, JSB Certificates are presented to NFB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

                  (g) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this Section 1.3 or any proceeds from any investments thereof that remain unclaimed by the stockholders of JSB for six months after the Effective Time shall be repaid by the Exchange Agent to NFB upon the written request of NFB. After such request is made, any stockholders of JSB who have not theretofore complied with this Section 1.3 shall look only to NFB for the Merger Consideration deliverable in respect of each share of JSB Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding JSB Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of NFB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of NFB, NFB Bank, the Exchange Agent or any other person shall be liable to any former holder of JSB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (h) NFB and the Exchange Agent shall be entitled to rely upon JSB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any JSB Certificate, NFB and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (i) If any JSB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such JSB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such JSB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed JSB Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

                  Section 1.4  Stock Options.

                  (a) Each option to purchase shares of JSB Common Stock issued by JSB and outstanding at the Effective Time (a "JSB Option") pursuant to the JSB 1990 Incentive Stock Option Plan, the JSB 1990 Stock Option Plan for Outside Directors and the JSB 1996 Stock Option Plan (collectively, the "JSB Option Plans") shall be converted into an option to purchase shares of NFB Common Stock as follows:

                            (i) the aggregate number of shares of NFB Common Stock issuable upon the exercise of the converted JSB Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of JSB Common Stock issuable upon exercise of the JSB Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of NFB Common Stock; and

                            (ii) the exercise price per share of each converted JSB Option shall be equal to the quotient of the exercise price of such JSB Option at the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any JSB Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of NFB Common Stock issuable upon exercise of and the exercise price per share for such converted JSB Option determined in the manner provided above shall be further adjusted in such manner as NFB may determine to be necessary to conform to the requirements of Section 424(b) of the Code. Options to purchase shares of NFB Common Stock that arise from the operation of this Section 1.4 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to the JSB Options that they replace; provided, however, that such exercise period, terms and conditions shall be further modified if and to the extent necessary to enable the Merger to qualify for pooling-of-interests accounting treatment. Prior to the Effective Time, NFB shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.4.

                  (b) Prior to the date of the JSB stockholders meeting contemplated by Section 4.8, JSB shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which JSB Options have been granted to provide for the conversion of JSB Options outstanding at the Effective Time into Converted Options and to effect any other modifications contemplated by Section 1.4(a).

                  (c) Concurrently with the reservation of shares of NFB Common Stock to provide for the payment of the Merger Consideration, NFB shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of NFB Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. On or before the Effective Time, NFB shall file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the NFB Common Stock issuable upon exercise of the Converted Options. Within 15 days after the Effective Time, NFB shall cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument, in such form and of such substance as NFB may reasonably determine, evidencing such holder's rights with respect to the Converted Options. JSB shall use its best efforts to obtain from each person holding JSB Options, within 30 days after the date of this Agreement, a waiver of such person's limited stock appreciation rights for purposes of the Merger, in the form mutually agreed to by the parties.

                  Section 1.5. BANK MERGER. At the election of NFB, concurrently with or within 60 days after the execution and delivery of this Agreement, NFB Bank and JSB Bank shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which the Bank Merger will be effected. The parties hereto intend that, if the Plan of Bank Merger is entered into, the Bank Merger shall become effective promptly following consummation of the Merger. The Plan of Bank Merger shall provide that the directors of NFB Bank as the surviving entity of the Bank Merger shall be all of the directors of NFB Bank serving immediately prior to the Bank Merger and the additional person who shall become a director of NFB Bank in accordance with Section 4.13.

                  Section 1.6. DIRECTORS OF NFB AFTER EFFECTIVE TIME. At and after the Effective Time, the directors of NFB shall consist of all of the directors of NFB serving immediately prior to the Effective Time and the additional person who shall become a director of NFB in accordance with Section 4.13.

                  Section 1.7. ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, NFB may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as NFB may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not adversely affect the tax effects or economic benefits of the transactions contemplated hereby to the holders of JSB Common Stock, and, further, such revised structure shall not materially delay the Closing Date (as defined in Section 7.1). This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.


                                     ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                  Section 2.1. DISCLOSURE LETTERS. On or prior to the execution and delivery of this Agreement, JSB and NFB each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.3(g) and Section 2.4(g); provided, that
(a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

                  Section 2.2. STANDARDS.

                  (a) No representation or warranty of JSB or NFB contained in Sections 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. JSB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of NFB.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means either:

                           (i) an effect which is material and adverse to the business, financial condition or results of operations of JSB or NFB, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or interpretations thereof that apply to both NFB and NFB Bank and JSB and JSB Bank, as the case may be, or (B) changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or

                           (ii) the failure of (x) a representation or warranty contained in Section 2.3(a)(i) and (iv), Section 2.3(d), Section 2.3(g)(iii), Section 2.4(a)(i) and (iv), Section 2.4(d), Section 2.4(g)(ii) or Section 2.4(l) to be true and correct or (y) a representation or warranty contained in Section 2.3(b)(i), Section 2.3(c), clause (ii) of Section 2.3(e), the last sentence of Section 2.3(e), Section 2.3(f), Section 2.3(j), the first sentence of Section 2.3(m), Section 2.3(q), Section 2.3(u), Section 2.3(v), the first two sentences of Section 2.3(bb), Section 2.4(b)(i), Section 2.4(c), clause
         (ii) of Section 2.4(e), the last sentence of Section 2.4(e), Section 2.4(f), Section 2.4(j), the first sentence of Section 2.4(n), Section 2.4(q), Section 2.4(t) and the first two sentences of 2.4(w) to be true and correct in all material respects.

                  (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, its counsel, any officer of that party with the title ranking not less than senior vice president and, with respect to JSB, any Vice President of JSB whose name is listed in Section 4.13(d) hereof.

                  Section 2.3. Representations and Warranties of JSB. Subject to Sections 2.1 and 2.2, JSB represents and warrants to NFB that, except as disclosed in JSB's Disclosure Letter:

                  (a) Organization. (i) JSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). JSB Bank is a savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly owned Subsidiary (as defined below) of JSB. Each Subsidiary of JSB, other than JSB Bank, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of JSB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

                           (ii)     JSB and each of its Subsidiaries has the
requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                           (iii)  JSB's Disclosure Letter sets forth all of
JSB's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which JSB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of JSB's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. JSB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of JSB other than JSB Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries of JSB are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by JSB or a Subsidiary of JSB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                           (iv) The deposits of JSB Bank are insured by the Bank
Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA. JSB Bank is a member of the Federal Home Loan Bank of New York.

                        (b) CAPITAL STRUCTURE. (i) The authorized capital stock of JSB consists of 65,000,000 shares of JSB Common Stock and 15,000,000 shares of preferred stock, par value $.01 per share ("JSB Preferred Stock"). As of the date of this Agreement: (A) 9,286,897 shares of JSB Common Stock were issued and outstanding, (B) no shares of JSB Preferred Stock were issued and outstanding,
(C) no shares of JSB Common Stock were reserved for issuance, except that 952,676 shares of JSB Common Stock were reserved for issuance pursuant to the JSB Option Plans, which includes 810,676 shares reserved for issuance upon the exercise of options that have already been granted under the JSB Option Plans, plus

142,000 shares reserved for issuance upon the exercise of options that will be automatically granted pursuant to the terms of the JSB 1996 Option Plan as a result of the execution of this Agreement, (D) no shares of JSB Preferred Stock were reserved for issuance and (E) 6,713,103 shares of JSB Common Stock were held by JSB in its treasury or by its Subsidiaries. The authorized capital stock of JSB Bank consists of 40,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by JSB. All outstanding shares of capital stock of JSB and JSB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by JSB in its treasury or by its Subsidiaries, are free and clear of all claims, liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. JSB's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase JSB Common Stock that have been granted pursuant to the JSB Option Plans, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant, and all options to purchase JSB Common Stock that will be automatically granted as a result of the execution of this Agreement.

                           (ii) No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of JSB are issued or outstanding.

                          (iii) As of the date of this Agreement, except for
this Agreement, the JSB Option Agreement, the JSB Option Plans and as set forth in JSB's Disclosure Letter, neither JSB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating JSB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of JSB or any of its Subsidiaries or obligating JSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of JSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of JSB or any of its Subsidiaries.

                  (c) AUTHORITY. Each of JSB and JSB Bank has the requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of JSB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by JSB's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of JSB and JSB Bank. This Agreement has been duly executed and delivered by JSB and constitutes a valid and binding obligation of JSB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (d) STOCKHOLDER APPROVAL; FAIRNESS OPINION. The affirmative vote of the holders of a majority of the outstanding shares of JSB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of JSB required for approval of this Agreement by JSB and the consummation by JSB of the Merger and the related transactions contemplated hereby. JSB has received the written opinion of Northeast Capital & Advisory, Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to JSB's stockholders.

                  (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by JSB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined below) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of JSB or any of its Subsidiaries, or to which JSB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of JSB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of JSB or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which JSB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of JSB Common Stock and the approval of JSB as the sole stockholder of JSB Bank and (y) the provision of notice to or the approval of, if required, the Office of Thrift Supervision ("OTS") under HOLA, the approval, if required, of the Federal Deposit Insurance Corporation under Section 18(c) of the FDIA, the approval of the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended, and the approval of the New York State Banking Department ("NYSBD") under the Banking Law of the State of New York (collectively, the "Requisite Regulatory Approvals"), and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of JSB know of no reason pertaining to JSB why any of the approvals referred to in this Section 2.3(e) should not be obtained.

                  (f) REPORTS. (i) As of their respective dates, none of the reports or other statements filed by JSB or JSB Bank on or subsequent to December 31, 1997 with the Securities and Exchange Commission ("SEC") (collectively, "JSB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of JSB included in JSB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity contained or incorporated by reference in JSB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial position, results of operations, cash flows and stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

                          (ii) JSB and its Subsidiaries have each timely filed
all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the NYSE and
(E) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in JSB's Reports filed on or prior to the date of this Agreement, since December 31, 1998, (i) JSB and its Subsidiaries have not incurred any liability, except in the ordinary course of their businesses consistent with past practice, (ii) JSB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any Material Adverse Effect with respect to JSB.

                  (h) ABSENCE OF CLAIMS. Except as disclosed in JSB's Disclosure Letter, no litigation, proceeding, controversy, claim or action before any court or any federal, state, local or foreign governmental or regulatory body (each, a "Governmental Entity") is pending against JSB or any of its Subsidiaries and, to the best of JSB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

                  (i) ABSENCE OF REGULATORY ACTIONS. Neither JSB nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (each, a "Bank Regulator"), or has adopted any board resolutions at the request of any Bank Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

                  (j) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of JSB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by JSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on JSB's balance sheet (in accordance with GAAP). For purposes of this Section 2.3(j), the term "taxes" shall include all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes, and the term "tax return" shall mean any return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any tax. Except as disclosed in JSB's Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of JSB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where JSB or any of its Subsidiaries do not file tax returns that JSB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to JSB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on JSB's balance sheet (in accordance with GAAP). JSB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. JSB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and JSB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither JSB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  (k) AGREEMENTS. (i) Except for the JSB Option Agreement and arrangements made in the ordinary course of business, and except as disclosed in JSB's Disclosure Letter, JSB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in JSB's Reports. Except as disclosed in JSB's Reports filed prior to the date of this Agreement or as disclosed in JSB's Disclosure Letter, neither JSB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 60 days' or less notice, (B) agreement with any executive officer or other key employee of JSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving JSB or any of its Subsidiaries of the nature contemplated by this Agreement or the JSB Option Agreement, (C) agreement with respect to any employee or director of JSB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days or for the payment of in excess of $50,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the JSB Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the JSB Option Agreement or (E) agreement containing covenants that limit the ability of JSB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, JSB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

                          (ii) Neither JSB nor any of its Subsidiaries is in
default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

                          (iii) JSB and each of its Subsidiaries owns or
possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither JSB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of JSB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                  (l) LABOR MATTERS. Neither JSB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is JSB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving JSB or any of its Subsidiaries pending or, to the best of JSB's knowledge, threatened. JSB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

                  (m) EMPLOYEE BENEFIT PLANS. JSB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of JSB or any of its Subsidiaries (hereinafter collectively referred to as the "JSB Employee Plans"). Except as disclosed in JSB's Disclosure Letter:

                          (i) all of the JSB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon JSB or any of its Subsidiaries.

                          (ii) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected by JSB or any of its Subsidiaries to be incurred with respect to any JSB Employee Plan which is subject to Title IV of ERISA ("JSB Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by JSB or any entity which is considered one employer with JSB under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "JSB ERISA Affiliate");

                          (iii) no JSB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each JSB Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such JSB Pension Plan as of the end of the most recent plan year with respect to the respective JSB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such JSB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any JSB Pension Plan within the 12-month period ending on the date hereof;

                          (iv) neither JSB nor any of its Subsidiaries has provided, or is required to provide, security to any JSB Pension Plan or to any single-employer plan of a JSB ERISA Affiliate pursuant to Section 401(a)(29) of the Code;

                          (v) neither JSB, its Subsidiaries, nor any JSB ERISA Affiliate has contributed to any "multiemployer plan," as defined in
     Section 3(37) of ERISA, on or after September 26, 1980;

                          (vi) each JSB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code ("JSB Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and JSB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter;

                          (vii) there is no pending or, to JSB's knowledge, threatened litigation, administrative action or proceeding relating to any JSB Employee Plan;

                          (viii) there has been no announcement or commitment by JSB or any of its Subsidiaries to create an additional JSB Employee Plan, or to amend any JSB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such JSB Employee Plan; and, except as specifically identified in JSB's Disclosure Letter, JSB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any

     JSB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals;

                          (ix) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment or series of payments by JSB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any JSB Employee Plan or accelerate the time of payment or vesting of any such benefit; and

                          (x) with respect to each JSB Employee Plan, JSB has made available to NFB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such JSB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such JSB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such JSB Employee Plan, if the JSB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such JSB Employee Plan is a JSB Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such JSB Employee Plan is a Qualified Plan.

                  (n) TERMINATION BENEFITS. JSB's Disclosure Letter contains a schedule identifying the types of benefits and other payments due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually and for all persons other than the Named Individuals as a group. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, deferred compensation plans, all performance and/or bonus plans, stock appreciation right, phantom stock or stock unit plan, and health, life, disability and other insurance or welfare plans, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any JSB Option Plans. For purposes hereof, "Named Individual" shall include each non-employee director of JSB or any of its Subsidiaries and each executive officer of JSB.

                  (o) TITLE TO ASSETS. JSB and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, servicemark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which JSB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in material default or violation of any provisions of any such lease. All material tangible properties of JSB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by JSB to be adequate for the current business of JSB and its Subsidiaries.

                  (p) COMPLIANCE WITH LAWS. JSB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of JSB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of JSB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of JSB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.


                  (q) FEES. Other than financial advisory services performed for JSB by Northeast Capital & Advisory, Inc. pursuant to an agreement dated May 27, 1999, a true and complete copy of which has been previously delivered to NFB, neither JSB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for JSB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                  (r) ENVIRONMENTAL MATTERS. (i) With respect to JSB and each of its Subsidiaries, except as disclosed in JSB's Disclosure Letter:

                          (A) each of JSB and its Subsidiaries and, to JSB's
                  knowledge, the Participation Facilities (as defined herein) and the Loan Properties (as defined herein) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined herein);

                          (B) there is no suit, claim, action, demand, executive
                  or administrative order, directive, investigation or proceeding pending or, to the best of JSB's knowledge, threatened, before any court, Governmental Entity or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

                          (C) to the best of JSB's knowledge, there is no suit,
                  claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, Governmental Entity or board or other forum relating to or against any Loan Property (or JSB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property; and

                          (D) to the best of JSB's knowledge, during the period
                  of (l) JSB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) JSB's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.

                          (ii) The following definitions apply for purposes of
this Section 2.3(r) and Section 2.4(r): (w) "Loan Property" means any property in which the applicable party (or any of its Subsidiaries) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Participation Facility" means any facility in which the applicable party (or any of its Subsidiaries) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (y) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (z) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

                  (s) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each loan owned by JSB or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of JSB:

                          (A) the note and the related security documents are
                  each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                          (B) neither JSB nor any of its Subsidiaries, nor any
                  prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                          (C) JSB or a Subsidiary is the sole holder of legal
                  and beneficial title to each Loan (or JSB's applicable participation interest, as applicable), except as otherwise referenced on the books and records of JSB;

                          (D) the note and the related security documents,
                  copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

                          (E) there is no pending or threatened condemnation
                  proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of JSB;

                          (F) there is no litigation or proceeding pending or
                  threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

                          (G) with respect to a Loan held in the form of a
                  participation, the participation documentation is legal, valid, binding and enforceable.

                          (ii) The allowance for possible losses reflected in
JSB's audited statement of condition at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in JSB's Reports for periods ending after December 31, 1998 will be, adequate, as of the dates thereof, under GAAP.

                          (iii) JSB's Disclosure Letter sets forth by category
the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of JSB and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and JSB and its Subsidiaries shall promptly after the end of any month inform NFB of any such classification arrived at any time after the date hereof. The other real estate owned ("OREO") included in any non-performing assets of JSB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current management appraisals or evaluations to the extent material; provided, however, that "current" shall mean within the past 12 months. JSB's Disclosure Letter sets forth a list of the unsold co- operative shares owned by JSB or its Subsidiaries.

                  (t) DEPOSITS. None of the deposits of JSB or any of its Subsidiaries is a "brokered" deposit.

                  (u) ACCOUNTING MATTERS. Except as disclosed in JSB's Disclosure Letter, neither JSB nor any of its Subsidiaries or, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent NFB from accounting for the business combination to be effected by the Merger as a pooling-of-interests, and JSB has no knowledge of any fact or circumstance that would prevent such accounting treatment.

                  (v) ANTITAKEOVER PROVISIONS INAPPLICABLE. JSB and its Subsidiaries have taken all actions required to exempt JSB, the Agreement, the Plan of Bank Merger, the Merger, the Bank Merger and the JSB Option Agreement from any provisions of an antitakeover nature in their organization certificates and bylaws, including Article Eighth of JSB's certificate of incorporation, and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                  (w) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in JSB's Proxy Statement for its 1999 Annual Meeting of Stockholders, no officer or director of JSB, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of JSB or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of JSB or its Subsidiaries.

                  (x) INSURANCE. JSB and its Subsidiaries are presently insured, and since December 31, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by JSB and its Subsidiaries are in full force and effect, JSB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                  (y) INVESTMENT SECURITIES; BORROWINGS. (i) Except for investments in Federal Home Loan Bank ("FHLB") stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of JSB included in JSB's Report on Form 10-K for the year ended December 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                          (ii) Neither JSB nor any Subsidiary is a party to or
has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in JSB's Disclosure Letter or disclosed in JSB's Reports filed on or prior to the date hereof.

                          (iii) Set forth in JSB's Disclosure Letter is a true
and complete list of JSB's borrowed funds (excluding deposit accounts) as of the date hereof.

                  (z) INDEMNIFICATION. Except as provided in JSB's Disclosure Letter, JSB's Employment Agreements or the organization certificate or bylaws of JSB and its Subsidiaries, neither JSB nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of JSB (a "Covered Person"), and, except as disclosed in JSB's Disclosure Letter, to the best knowledge of JSB, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of JSB or any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

                  (aa) BOOKS AND RECORDS. The books and records of JSB and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

                  (bb) CORPORATE DOCUMENTS. JSB has made available to NFB true and complete copies of its certificate of incorporation and bylaws and of JSB Bank's organization certificate and bylaws. The minute books of JSB and JSB Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of JSB's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

                  (cc) LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of JSB Bank established in connection with JSB Bank's conversion from mutual to stock form.

                  (dd) TAX TREATMENT OF THE MERGER. As of the date hereof, JSB has no knowledge of any fact or circumstance that would prevent the Merger or the Bank Merger, if effected, from qualifying as a reorganization under Section 368(a) of the Code.

                  (ee) BENEFICIAL OWNERSHIP OF NFB COMMON STOCK. As of the date hereof, JSB does not beneficially own any shares of NFB Common Stock and does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of NFB Common Stock.

                  (ff) YEAR 2000 MATTERS. (i) JSB's Disclosure Letter sets forth a true and complete copy of JSB's plan to cause all of the Date-Sensitive Systems owned, leased or used by JSB or any of its Subsidiaries intended and necessary for use after December 31, 1999, or licensed to JSB or any of its Subsidiaries for use by JSB or any of its Subsidiaries, and all of the Date Data of JSB or any of its Subsidiaries to be Year 2000 Compliant (the "JSB Y2K Plan"). JSB believes that the JSB Y2K Plan can be substantially achieved on or before September 30, 1999, with aggregate expenditures under the JSB Y2K Plan not materially in excess of $200,000.

                          (ii) The following definitions apply for purposes of
this Section 2.3(ff) and Section 2.4(z): (x) "Date Data" means any data of any type that includes date information or that is otherwise derived from, dependent on or related to date information; (y) "Date-Sensitive System" means, with respect to a particular entity, any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed in a development or on order by such entity or any Subsidiary of such entity for its internal use; and (z) "Year 2000 Compliance" means, (A) with respect to Date Data, that such data are in proper format for all dates in the twentieth and twenty-first centuries and (B) with respect to Date-Sensitive Systems, that such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including calculating, comparing, sequencing, storing and displaying such Date Data (including all leap-year considerations), when used as a stand-alone system or in combination with other software or hardware.

                  (gg) REGISTRATION STATEMENT. The information regarding JSB to be supplied by JSB for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by NFB for the purpose of, among other things, registering the NFB Common Stock to be issued to JSB's stockholders in the Merger (as amended or supplemented from time to time, the "Registration Statement"), or (ii) the joint proxy statement to be filed with the SEC by JSB and NFB under the Exchange Act and distributed in connection with JSB's and NFB's respective meeting of stockholders to vote upon this Agreement (together with the prospectus included in the Registration Statement, the "Joint Proxy Statement-Prospectus") will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 2.4. REPRESENTATIONS AND WARRANTIES OF NFB. Subject to Sections 2.1 and 2.2, NFB represents and warrants to JSB that, except as disclosed in NFB's Disclosure Letter:

                  (a) ORGANIZATION. (i) NFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). NFB Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York and is a wholly owned Subsidiary of NFB. Each Subsidiary of NFB, other than NFB Bank, is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of NFB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                          (ii) NFB and each of its Subsidiaries has the
requisite corporate power and authority, and is duly qualified and is in good standing, to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          (iii) NFB's Disclosure Letter sets forth all of NFB's
Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which NFB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of NFB's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. NFB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of NFB other than NFB Bank and Superior Savings of New England is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries of NFB are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and are owned by NFB or a Subsidiary of NFB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                          (iv) The deposits of NFB Bank are insured by the BIF
or the Savings Association Insurance Fund of the FDIC to the extent provided in the FDIA.

                  (b) CAPITAL STRUCTURE. (i) The authorized capital stock of NFB consists of 200,000,000 shares of NFB Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("NFB Preferred Stock"). As of the date of this Agreement, (A) 135,767,087 shares of NFB Common Stock were issued and outstanding, (B) no shares of NFB Preferred Stock were issued and outstanding, (C) no shares of NFB Common Stock were reserved for issuance, except that 2,000,000 shares of NFB Common Stock were reserved for issuance pursuant to the NFB Dividend Reinvestment and Stock Purchase Plan and 1,973,140 shares of NFB Common Stock were reserved for issuance pursuant to the NFB 1985 Incentive Stock Option Plan, the NFB 1987 Long-Term Incentive Plan, the NFB 1989 Executive Management and Compensation Plan, the NFB 1994 Key Employee Stock Plan, the NFB 1997 Non-Officer Stock Plan and the NFB 1998 Stock Compensation Plan (the "NFB Stock Plans"), (D) no shares of NFB Preferred Stock were reserved for issuance and (E) 9,359,435 shares of NFB Common Stock were held by NFB in its treasury or by its Subsidiaries. The authorized capital stock of NFB Bank consists of 5,500,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock. As of the date of this Agreement, 5,500,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by NFB. All outstanding shares of capital stock of NFB and NFB Bank are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by NFB in its treasury or by its Subsidiaries, are free and clear of all claims, liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                          (ii) No Voting Debt of NFB is issued or outstanding.

                          (iii) As of the date of this Agreement, except for
this Agreement, the NFB Stock Plans and as set forth in NFB's Disclosure Letter, neither NFB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating NFB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of NFB or any of its Subsidiaries or obligating NFB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of NFB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of NFB or any of its Subsidiaries.

                  (c) AUTHORITY. Each of NFB and NFB Bank has the requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively and, subject to approval of this Agreement by the requisite vote of NFB's stockholders and receipt of all required regulatory or governmental approvals, as contemplated by Section 5.1(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by NFB's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of NFB and NFB Bank. This Agreement has been duly executed and delivered by NFB and constitutes a valid and binding obligation of NFB, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (d) STOCKHOLDER APPROVAL; FAIRNESS OPINION. The affirmative vote of the holders of a majority of the outstanding shares of NFB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of NFB required for approval of this Agreement by NFB and the consummation by NFB of the Merger and the related transactions contemplated hereby. NFB has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to NFB's stockholders.

                  (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by NFB do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of NFB or any of its Subsidiaries, or to which NFB or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of NFB or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of NFB or any of its Subsidiaries, under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which NFB or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject; and the consummation of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to Section 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of NFB Common Stock, (y) the Requisite Regulatory Approvals and (z) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of NFB know of no reason pertaining to NFB why any of the approvals referred to in this Section 2.4(e) should not be obtained.

                  (f) REPORTS. (i) As of their respective dates, none of the reports or other statements filed by NFB or NFB Bank on or subsequent to December 31, 1997 with the SEC (collectively, "NFB's Reports"), contained, or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of NFB included in NFB's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated statements of condition, consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity contained or incorporated by reference in NFB's Reports (including in each case any related notes and schedules) fairly presented, or will fairly present, as the case may be, the financial position, results of operations, cash flows and stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

                          (ii) NFB and its Subsidiaries have each timely filed
all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (A) the NYSBD, (B) FRB (C) the FDIC, (D) the SEC, (E) the NYSE and (F) any other SRO, and have paid all fees and assessments due and payable in connection therewith.

                  (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in NFB's Reports filed on or prior to the date of this Agreement, since December 31, 1998, (i) NFB and its Subsidiaries have not incurred any liability, except in the ordinary course of their businesses consistent with past practice and
(ii) there has not been any Material Adverse Effect with respect to NFB.

                  (h) ABSENCE OF CLAIMS. Except as disclosed in NFB's Disclosure Letter, no litigation, proceeding, controversy, claim or action before any court or Governmental Entity is pending against NFB or any of its Subsidiaries, and, to the best of NFB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

                  (i) ABSENCE OF REGULATORY ACTIONS. Neither NFB nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Bank Regulator, or has adopted any board resolutions at the request of any Bank Regulator, nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

                  (j) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of NFB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by NFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on NFB's balance sheet (in accordance with GAAP). For purposes of this Section 2.4(j), the terms "taxes" and "tax return" shall have the meanings assigned to such terms in Section 2.3(j) of this Agreement. Except as disclosed in NFB's Disclosure Letter, as of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of NFB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where NFB or any of its Subsidiaries do not file tax returns that NFB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to NFB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on NFB's balance sheet (in accordance with GAAP). NFB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. NFB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and NFB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither NFB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form or (iii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  (k) AGREEMENTS. (i) Except for arrangements made in the ordinary course of business, and except as disclosed in NFB's Disclosure Letter, NFB and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in NFB's Reports. Except as disclosed in NFB's Reports filed prior to the date of this Agreement or as disclosed in NFB's Disclosure Letter, neither NFB nor any of its Subsidiaries is a party to an oral or written agreement containing covenants that limit the ability of NFB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, NFB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

                          (ii) Neither NFB nor any of its Subsidiaries is in
default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

                          (iii) NFB and each of its Subsidiaries owns or
possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither NFB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of NFB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                  (l) NFB COMMON STOCK. The shares of NFB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                  (m) LABOR MATTERS. Neither NFB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is NFB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving NFB or any of its Subsidiaries pending or, to the best of NFB's knowledge, threatened. NFB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors and are in compliance with applicable employment tax laws.

                  (n) EMPLOYEE BENEFIT PLANS. NFB's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of NFB or any of its Subsidiaries (hereinafter collectively referred to as the "NFB Employee Plans"). Except as disclosed in NFB's Disclosure Letter:

                          (i) all of the NFB Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon NFB or any of its Subsidiaries;

                          (ii) no liability to the PBGC has been or is expected by NFB or any of its Subsidiaries to be incurred with respect to any NFB Employee Plan which is subject to Title IV of ERISA ("NFB Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by NFB or any entity which is considered one employer with NFB under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "NFB ERISA Affiliate");

                          (iii) no NFB Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each NFB Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such NFB Pension Plan as of the end of the most recent plan year with respect to the respective NFB Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such NFB Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any NFB Pension Plan within the 12-month period ending on the date hereof;

                          (iv) neither NFB nor any of its Subsidiaries has provided, or is required to provide, security to any NFB Pension Plan or to any single-employer plan of a NFB ERISA Affiliate pursuant to Section 401(a)(29) of the Code;

                          (v) neither NFB, its Subsidiaries, nor any NFB ERISA Affiliate has contributed to any "multiemployer plan," as defined in
     Section 3(37) of ERISA, on or after September 26, 1980;

                          (vi) each NFB Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code ("NFB Qualified Plan") has received a favorable determination letter from the IRS, and NFB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter;

                          (vii) there is no pending or, to NFB's knowledge, threatened litigation, administrative action or proceeding relating to any NFB Employee Plan;

                          (viii) there has been no announcement or commitment by NFB or any of its Subsidiaries to create an additional NFB Employee Plan, or to amend any NFB Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such NFB Employee Plan; and, except as specifically identified in NFB's Disclosure Letter, NFB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any NFB Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals;

                          (ix) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment or series of payments by NFB or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any NFB Employee Plan or accelerate the time of payment or vesting of any such benefit; and

                          (x) with respect to each NFB Employee Plan, NFB has made available to JSB a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) such NFB Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such NFB Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such NFB Employee Plan, if the NFB Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such NFB Employee Plan is an NFB Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such NFB Employee Plan is a Qualified Plan.

                  (o) TITLE TO ASSETS. NFB and each of its Subsidiaries has good and marketable title to its properties and assets (including any intellectual property asset such as any trademark, servicemark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer, other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which NFB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in material default or violation of any provisions of any such lease. All material tangible properties of NFB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by NFB to be adequate for the current business of NFB and its Subsidiaries.

                  (p) COMPLIANCE WITH LAWS. NFB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of NFB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of NFB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The businesses of

NFB and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

                  (q) FEES. Other than financial advisory services performed for NFB by Donaldson, Lufkin & Jenrette Securities Corporation pursuant to an agreement dated July 29, 1999, a true and complete copy of which has been previously delivered to JSB, neither NFB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for NFB or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                  (r) ENVIRONMENTAL MATTERS. With respect to NFB and each of its Subsidiaries, except as disclosed in NFB's Disclosure Letter:

                          (i) each of NFB and its Subsidiaries and, to NFB's knowledge, the Participation Facilities and the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

                          (ii) there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the best of NFB's knowledge, threatened, before any court, Governmental Entity or board or other forum against it or any of its Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

                          (ii) to the best of NFB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, Governmental Entity or board or other forum relating to or against any Loan Property (or NFB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property; and

                          (iv) to the best of NFB's knowledge, during the period of (l) NFB's or any of its Subsidiaries' ownership or operation of any of their respective current properties or (m) NFB's or any of its Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties.

                  (s) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each Loan owned by NFB or its Subsidiaries in whole or in part, to the best knowledge of NFB:

                          (A) the note and the related security documents are
                  each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                          (B) neither NFB nor any of its Subsidiaries nor any
                  prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                          (C) NFB or a Subsidiary is the sole holder of legal
                  and beneficial title to each Loan (or NFB Bank's applicable participation interest, as applicable); except as otherwise referenced on the books and records of NFB;

                          (D) the note and the related security documents,
                  copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

                          (E) there is no pending or threatened condemnation
                  proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of NFB;

                          (F) there is no litigation or proceeding pending or
                  threatened, relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

                          (G) with respect to a Loan held in the form of a
                  participation, the participation documentation is legal, valid, binding and enforceable.

                          (ii) The allowance for possible losses reflected in
NFB's audited statement of condition at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in NFB's Reports for periods ending after December 31, 1998 will be, adequate, as of the dates thereof, under GAAP.

                          (iii) NFB's Disclosure Letter sets forth by category
the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of NFB and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, and NFB and its Subsidiaries shall promptly after the end of any month inform JSB of any such classification arrived at any time after the date hereof. The OREO included in any non-performing assets of NFB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

                          (t) ACCOUNTING MATTERS. Except as disclosed in NFB's
Disclosure Letter, neither NFB nor any of its Subsidiaries or, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent NFB from accounting for the business combination to be effected by the Merger as a pooling-of-interests, and NFB has no knowledge of any fact or circumstance that would prevent such accounting treatment.

                          (u) INSURANCE. NFB and its Subsidiaries are presently
insured, and since December 31, 1996, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by NFB and its Subsidiaries are in full force and effect, NFB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

                          (v) INVESTMENT SECURITIES; BORROWINGS. (i) Except for
investments in FHLB Stock and pledges to secure FHLB borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of NFB included in NFB's Report on Form 10-K for the year ended December 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                          (ii) Neither NFB nor any Subsidiary is a party to or
has agreed to enter into any Derivatives Contract or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in NFB's Disclosure Letter or disclosed in NFB's Reports filed on or prior to the date hereof.

                          (iii) Set forth in NFB's Disclosure Letter is a true
and complete list of NFB's borrowed funds (excluding deposit accounts) as of the date hereof.

                          (w) CORPORATE DOCUMENTS. NFB has made available to JSB
true and complete copies of its certificate of incorporation and bylaws and of NFB Bank's organization certificate and bylaws. The minute books of NFB and NFB Bank constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of NFB's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

                          (x) TAX TREATMENT OF THE MERGER. As of the date
hereof, NFB has no knowledge of any fact or circumstance that would prevent the Merger or the Bank Merger, if effected, from qualifying as a reorganization under Section 368(a) of the Code.

                          (y) BENEFICIAL OWNERSHIP OF JSB COMMON STOCK. As of
the date hereof, NFB does not beneficially own any shares of JSB Common Stock and, other than as contemplated by the JSB Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of JSB Common Stock.

                          (z) YEAR 2000 MATTERS. NFB's Disclosure Letter sets
forth a true and complete copy of NFB's plan to cause all of the Date-Sensitive Systems owned, leased or used by NFB or any of its Subsidiaries intended and necessary for use after December 31, 1999, or licensed to NFB or any of its Subsidiaries for use by NFB or any of its Subsidiaries, and all of the Date Data of NFB or any of its Subsidiaries to be Year 2000 Compliant (the "NFB Y2K Plan"). NFB believes that the NFB Y2K Plan can be substantially achieved on or before September 30, 1999, with aggregate expenditures under the NFB Y2K Plan not materially in excess of $2 million.

                          (aa) REGISTRATION STATEMENT. The information to be
supplied by NFB for inclusion in (i) the Registration Statement or (ii) the Joint Proxy Statement-Prospectus will not, at the time such Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE III

                           CONDUCT PENDING THE MERGER
                           --------------------------

                  Section 3.1 CONDUCT OF JSB'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, JSB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or delay the ability of JSB or NFB to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of JSB, JSB Bank, NFB or NFB Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on JSB or JSB Bank.

                  Section 3.2. FORBEARANCE BY JSB. Without limiting the covenants set forth in Section 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulators, during the period from the date of this Agreement to the Effective Time, JSB shall not, and shall not permit any of its Subsidiaries to, without the prior consent of NFB, which consent shall not be unreasonably withheld:

                  (a) change any provisions of the certificate of incorporation or bylaws of JSB or the similar governing documents of its Subsidiaries;

                  (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of JSB, except pursuant to (i) the exercise of stock options or warrants outstanding as of the date of this Agreement, (ii) the automatic grant of 142,000 stock options under the JSB 1996 Stock Option Plan as a result of the execution of this Agreement or (iii) the JSB Option Agreement; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (except for JSB's regular quarterly dividend, which shall not be increased by more than $.05 per share from the current level) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. As promptly as practicable following the date of this Agreement, the Board of Directors of JSB shall cause its regular quarterly dividend record dates and payment dates to be the same as NFB's regular quarterly dividend record dates and payments dates for NFB Common Stock, and JSB shall not thereafter change its regular dividend payment dates and record dates. Nothing contained in this Section 3.2(b) or in any other Section of this Agreement shall be construed to permit holders of shares of JSB Common Stock to receive two dividends from either JSB or from JSB and NFB in any one quarter or to deny or prohibit such holders from receiving one dividend from either JSB or NFB in any quarter. Subject to applicable regulatory restrictions, if any, JSB Bank may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by JSB permitted hereunder and to allow JSB to make the payments required under Section 4.13(d) of this Agreement;

                  (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of JSB or cancel, release or assign any indebtedness of any such individual, corporation or other entity, except pursuant to contracts or agreements in force at the date of this

Agreement and which have been disclosed to NFB and except for the sale of unsold cooperative shares owned by JSB or its Subsidiaries, as disclosed in JSB's Disclosure Letter;

                  (d) except to the extent required by law or as disclosed in JSB's Disclosure Letter or specifically provided for elsewhere herein, (i) increase the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation in the ordinary course of business consistent with past practice and, upon consultation with NFB, the payment of reasonable "stay in place" pay where necessary or appropriate to retain key employees in an amount not to exceed $500,000 in the aggregate; (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any JSB Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; or (iii) voluntarily accelerate the vesting of any stock options or other compensation or benefit;

                  (e) except as contemplated by Section 4.2, change its method of accounting as in effect at December 31, 1998, except as required by changes in GAAP as concurred in by JSB's independent auditors;

                  (f) settle any claim, action or proceeding involving any liability of JSB or any of its Subsidiaries for money damages in excess of $500,000 or impose material restrictions upon the operations of JSB or any of its Subsidiaries;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to JSB, except in satisfaction of debts previously contracted;

                  (h) except pursuant to commitments existing at the date hereof which have previously been disclosed to NFB, make any real estate loans secured by undeveloped land or real estate located outside the States of New York, New Jersey or Connecticut (other than real estate secured by one-to-four family homes) or make any construction loan (other than construction loans secured by one-to-four family homes) outside the States of New York, New Jersey or Connecticut;

                  (i) establish or commit to the establishment of any new branch or other office facilities other than those for which all regulatory approvals have been obtained;

                  (j) take, fail to take, or cause to be taken or not taken any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code; or

                  (k) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $500,000 in the aggregate;

                  (l) enter into any new line of business;

                  (m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the Merger set forth in Article V not being satisfied;

                  (n) other than in the ordinary course of business consistent with prudent banking practices, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  (p) other than in prior consultation with NFB, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

                  (q) agree or commit to take any action that is prohibited by this Section 3.2.

In the event that NFB does not respond in writing to JSB within five business days of receipt by NFB of a written request for JSB to engage in any of the actions for which NFB's prior written consent is required pursuant to this
Section 3.2, NFB shall be deemed to have consented to such action. Any request by JSB or response thereto by NFB shall be made in accordance with the notice provisions of Section 8.7, shall note that it is a request pursuant to this
Section 3.2 and shall state that a failure to respond within five business days shall constitute consent.

                  Section 3.3 CONDUCT OF NFB'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, NFB shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would materially adversely affect or delay the ability of JSB or NFB to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of JSB, NFB, JSB Bank or NFB Bank to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on NFB.

                  Section 3.4. FORBEARANCE BY NFB. Without limiting the covenants set forth in Section 3.3 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Bank Regulators, during the period from the date of this Agreement to the Effective Time, NFB shall not, and shall not permit any of its Subsidiaries to, without the prior consent of JSB, which consent shall not be unreasonably withheld:

                  (a) change any provisions of the certificate of incorporation of NFB or the organization certificate of NFB Bank, other than to increase the authorized capital stock of NFB or to change the par value of NFB Common Stock;

                  (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of NFB except (i) in transactions permitted under Section 3.4(e), (ii) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement or granted in accordance with this Section 3.4(b), (iii) for the grant of options under the NFB Stock Plans consistent with NFB's past practice or (iv) for the issuance of such number of shares of NFB Common Stock as is necessary to permit the Merger to be accounted for as a pooling-of-interests; adjust, split, combine or reclassify any capital stock; or, solely in the case of NFB, make, declare or pay any dividend (except for NFB's regular quarterly cash dividend) or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; provided, however, that nothing contained herein shall prohibit NFB from increasing the quarterly cash dividend on NFB Common Stock;

                  (c) make any acquisition or take any other action that individually or in the aggregate could materially adversely affect the ability of NFB to consummate the transactions contemplated hereby, or enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which NFB or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement;

                  (d) take, fail to take, or cause to be taken or not taken any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing contained herein shall limit the ability of NFB to exercise its rights under the JSB Option Agreement;

                  (e) enter into an agreement with respect to an Acquisition Transaction (as defined below) with a third party; provided, that the foregoing shall not prevent NFB or any of its Subsidiaries from entering into any agreement with respect to an Acquisition Transaction if such action is, in the reasonable judgment of NFB, desirable in the conduct of the business of NFB and its Subsidiaries and would not, in the reasonable judgment of NFB, likely delay the Effective Time to a date subsequent to the date set forth in Section 6.1(d) of this Agreement or adversely affect the Merger Consideration to be received by JSB's stockholders pursuant to this Agreement. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving NFB, (y) a purchase, lease or other acquisition of all or substantially all of the assets of NFB or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of NFB; provided, that the term "Acquisition Transaction" does not include (i) any internal merger or consolidation involving only NFB and its Subsidiaries or (ii) any acquisition or acquisitions by NFB subsequent to August 15, 1999 involving in the aggregate, for all such acquisitions, the issuance of up to the difference between (1) 10% of the shares of NFB Common Stock outstanding as of the date hereof and (2) the number of shares, if any, issued pursuant to Section 3.4(b)(iv), or cash consideration equal to such number of shares multiplied by $20.44 per share;

                  (f) change its method of accounting as in effect at December 31, 1998, except as required by changes in GAAP as concurred in by JSB's independent auditors;

                  (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the Merger set forth in Article V not being satisfied; or

                  (h) agree or commit to take any action that is prohibited by this Section 3.4.


                                   ARTICLE IV

                                    COVENANTS
                                    ---------

                  Section 4.1 ACQUISITION PROPOSALS. JSB agrees that neither it nor any of its Subsidiaries, nor any of the respective officers and directors of JSB or any of its Subsidiaries, shall, and JSB shall not authorize or permit any of its employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to JSB's stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, JSB or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent JSB or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (an "Unsolicited Acquisition Proposal") if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between NFB and JSB, dated as of July 13, 1999; or (B) engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (x) the Board of Directors of JSB, after consultation with and based upon the written opinion of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (y) the Board of Directors of JSB, after consultation with its financial advisor, determines in good faith that such Unsolicited Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the prospects and interests of JSB and its stockholders. JSB will notify NFB immediately orally (within one day) and in writing (within three days) if any such Unsolicited Acquisition Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with JSB after the date hereof, the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NFB informed of any developments with respect thereto immediately upon the occurrence thereof. Subject to the foregoing, JSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. JSB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. JSB will promptly request each person (other than NFB) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with JSB or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of JSB or any of its Subsidiaries. JSB shall take all steps necessary to enforce all such confidentiality agreements.

                  Section 4.2 CERTAIN POLICIES OF JSB.

                  (a) At the request of NFB, JSB shall cause JSB Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from NFB that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of NFB Bank; provided, however, that JSB shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations.

                  (b) JSB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2. NFB agrees to hold harmless, indemnify and defend JSB and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.2.

                  Section 4.3. ACCESS AND INFORMATION.

                  (a) Upon reasonable notice, JSB and NFB shall (and shall cause their respective Subsidiaries to) afford to the other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by such party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, JSB shall make available to NFB all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. NFB and JSB will not, and will cause their respective representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, each of NFB and JSB will keep confidential, and will cause their respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.3 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

                  (b) During the period of time beginning on the day application materials to obtain the Requisite Regulatory Approvals for the Merger are initially filed and continuing to the Effective Time, including weekends and holidays, JSB shall cause JSB Bank to provide NFB, NFB Bank and their authorized agents and representatives full access to JSB Bank's offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by NFB Bank after the Effective Time; provided, that:

                          (i) reasonable advance notice of each entry shall be given to JSB Bank and JSB Bank approves of each entry, which approval shall not be unreasonably withheld;

                          (ii) JSB Bank shall have the right to have its employees or contractors present to inspect the work being done;

                          (iii) to the extent practicable, such work shall be done in a manner that will not interfere with JSB Bank's business conducted at any affected branch offices;

                          (iv) all such work shall be done in compliance with all applicable laws and government regulations, and NFB Bank shall be responsible for the procurement, at NFB Bank's expense, of all required governmental or administrative permits and approvals;

                          (v) NFB Bank shall maintain appropriate insurance satisfactory to JSB Bank in connection with any work done by NFB Bank's agents and representatives pursuant to this Section 4.3;

                          (vi) NFB Bank shall reimburse JSB Bank for any material out-of-pocket costs or expenses incurred by JSB Bank in connection with this undertaking; and

                          (vii) in the event this Agreement is terminated in accordance with Article VI hereof, NFB Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

                  Section 4.4. CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. NFB and JSB shall (a) as soon as practicable (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by the JSB Option Agreement; (b) cooperate with one another in promptly (i) determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and (ii) making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

                  Section 4.5. ANTITAKEOVER PROVISIONS. JSB and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt NFB, the Agreement, the Plan of Bank Merger, the Merger, the Bank Merger and the JSB Option Agreement from any provisions of an antitakeover nature in JSB's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

                  Section 4.6. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including, if the Plan of Bank Merger is executed, the Bank Merger) as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

                  Section 4.7. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter JSB and NFB shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

                  Section 4.8. STOCKHOLDERS MEETINGS. JSB and NFB each shall take all action necessary, in accordance with applicable law and its respective corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel in writing, the Board of Directors of each of JSB and NFB shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best efforts to solicit such approvals. JSB and NFB, in consultation with the other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. JSB and NFB shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

                  Section 4.9. PROXY STATEMENTS; COMFORT LETTERS. (i) As soon as practicable after the date hereof, NFB and JSB shall cooperate with respect to the preparation of a Joint Proxy Statement- Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Joint Proxy Statement-Prospectus with the SEC, respond to comments of the staff of the SEC and, promptly after the Registration Statement is declared effective by the SEC, mail the Joint Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of JSB and NFB. NFB and JSB each represents and covenants to the other that the Joint Proxy Statement- Prospectus, and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its Stockholder Meeting will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                          (ii) NFB shall cause KPMG LLP, its independent public
accounting firm, to deliver to JSB, and JSB shall cause KPMG LLP, its independent public accounting firm, to deliver to NFB and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Joint Proxy Statement-Prospectus for the Stockholders Meeting of JSB and the date of mailing of the Joint Proxy Statement-Prospectus for the Stockholders meeting of NFB, respectively, and (b) a date not earlier than five business days preceding the date of the Closing (as defined in Section 7.1).

                  Section 4.10.  REGISTRATION OF NFB COMMON STOCK.

                  (a) NFB shall, as promptly as practicable following the preparation thereof, file the Registration Statement (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and NFB and JSB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. NFB will advise JSB promptly after NFB receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. NFB will provide JSB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as JSB may reasonably request.

                  (b) NFB shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                  (c) NFB shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, or on such other exchange as NFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of NFB Common Stock to be issued by NFB in exchange for the shares of JSB Common Stock.

                  Section 4.11. AFFILIATE LETTERS. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, JSB shall deliver to NFB a letter identifying all persons who, to the knowledge of JSB, may be deemed to be "affiliates" of JSB under Rule 145 of the Securities Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of JSB. Within two weeks after delivery of such letter, JSB shall deliver executed letter agreements, each substantially in the form attached hereto as Exhibit B, executed by each such person so identified as an affiliate of JSB agreeing (i) to comply with Rule 145, (ii) to refrain from transferring shares as required by the pooling-of-interests accounting rules and
(iii) to be present in person or by proxy and vote in favor of the Merger at the JSB Stockholders Meeting. Within four weeks after the date hereof, NFB shall cause its directors and executive officers to enter into letter agreements, in the form attached hereto as Exhibit C, with NFB concerning the pooling-of-interests accounting rules. NFB hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing, financial results covering at least 30 days of post-Merger combined operations of NFB and JSB as soon as practicable, but in no event later than 30 days following the end of the first calendar month ending at least 30 days after the Effective Time, in form and substance sufficient to remove the restrictions in connection with the pooling-of-interests accounting rules contained therein.

                  Section 4.12. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of JSB and NFB shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

                  Section 4.13. DIRECTORS AND OFFICERS.

                  (a) NFB agrees to cause Park T. Adikes (the "New NFB Director") to be elected or appointed as a director of NFB and NFB Bank at, or as promptly as practicable after, the Effective Time; provided, however, that if Mr. Adikes does not become a director of NFB or NFB Bank because of death, disability or otherwise, or if Mr. Adikes shall cease to be a director of NFB or NFB Bank at any time before the third anniversary of the Effective Time, NFB agrees to cause a person who is a member of the Board of Directors of JSB as of the date hereof to be elected or appointed as the New NFB Director.

                  (b) At the Effective Time, NFB shall cause NFB Bank, or, if the Bank Merger is not effected, JSB Bank, to assume and honor the JSB Bank Outside Directors' Consultation and Retirement Plan ("JSB Bank Outside Directors' Plan") in accordance with the terms and conditions of such plan as of the date hereof; provided, however, that, notwithstanding any provision of such plan to the contrary, (i) effective immediately prior to the Effective Time, the references to "fifteen (15) years" in Section 3 of the JSB Bank Outside Directors' Plan regarding eligibility shall be amended so as to refer to "one
(1) year" for the purpose of making all eight outside directors of JSB Bank participants under such plan and (ii) any outside member of the JSB Bank Board of Directors who does not become a member of the Board of Directors of NFB Bank from and after the Effective Time shall have the right to commence receiving benefits under the JSB Bank Outside Directors' Plan effective as of the Effective Time and shall not be required to provide consulting services in order to receive such benefits; provided, further, that in no event shall any amendment or termination of the JSB Bank Outside Directors' Plan on or after the Effective Time adversely affect the right of any plan participant, former participant or beneficiary thereof to receive any benefits under such plan in respect of participation for any period ending on or before the date on which such amendment or termination is adopted or, if later, the date on which it is made effective. NFB Bank and JSB Bank also agree that all individuals who, prior to the Effective Time, were receiving benefits under the JSB Bank Outside Directors' Plan shall continue to receive all such benefits from this plan on the same terms and conditions from and after the Effective Time.

                  (c) NFB shall use all reasonable efforts to identify and offer employment opportunities to qualified, satisfactorily performing officers and employees of JSB and its Subsidiaries in positions within the business operations of NFB and its Subsidiaries for which such officers and employees are qualified. NFB shall give, and shall cause its Subsidiaries to give, priority consideration to all such officers and employees of JSB and its Subsidiaries vis-a-vis all individuals other than current officers and employees of NFB; provided, however, that officers and employees of JSB and its Subsidiaries who become employed by NFB or its Subsidiaries shall then be treated on an equal basis with the officers and employees of NFB and its Subsidiaries.

                  (d) NFB shall honor (i) the Employment Agreements between JSB and, respectively, Park T. Adikes, Edward P. Henson, Joanne Corrigan, Thomas R. Lehmann, Lawrence J. Kane, John F. Bennett, Jack Connors, John J. Conroy, Bernice Glaz, Teresa D. Covello, Joseph J. Hennessy, Philip Pepe, Daniel J. Huber and Laurel M. Romito, each as amended and restated as of June 22, 1999 and
(ii) the Employment Agreements between JSB Bank and, respectively, Park T. Adikes, Edward P. Henson, Joanne Corrigan, Thomas R. Lehmann, Lawrence J. Kane, John F. Bennett, Jack Connors, John J. Conroy, Bernice Glaz, Teresa D. Covello, Joseph J. Hennessy, Philip Pepe, Daniel J. Huber and Laurel M. Romito, each as amended and restated as of June 22, 1999, by permitting JSB to pay to each such individual on the Closing Date the lump sum amounts that are due under each agreement and by providing any additional payments or benefits in accordance with the terms of such Employment Agreements, regardless of whether or not the individual officer continues employment with NFB or NFB Bank. NFB and JSB have delivered to each other a good faith reasonable estimate of the amounts payable on the Closing Date under the Employment Agreements, based upon procedures and information available at the date of this Agreement, and the procedures used in preparing such estimates shall be followed in determining the actual amounts payable under the Employment Agreements on the Closing Date, which estimate is attached hereto as Schedule 4.13(d).

                  Section 4.14. INDEMNIFICATION; DIRECTORS' AND OFFICERS'
                                INSURANCE.

                  (a) From and after the Effective Time through the sixth anniversary of the Effective Date, NFB agrees to indemnify and hold harmless each present and former director and officer of JSB and its Subsidiaries and each officer or employee of JSB and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at JSB's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the entering into of the JSB Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of JSB and its Subsidiaries and as then permitted under applicable law.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify NFB thereof, but the failure to so notify shall not relieve NFB of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) NFB shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and NFB shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if NFB does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between NFB and the Indemnified Party (and counsel for NFB does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and NFB shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that NFB shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) NFB shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

                  (c) NFB shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

                  (d) For a period of six years after the Effective Time, NFB shall cause the former directors and officers of JSB to be covered by the policy of directors and officers liability insurance currently maintained by JSB; provided, however, that NFB may substitute therefor a policy of at least the same coverage and containing terms no less advantageous to the beneficiaries thereof than such policies (including, without limitation, by providing coverage under its existing policy); provided, however, that in no event shall NFB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.14(d), any premium per annum in excess of 175% of the amount of the annual premiums paid as of the date hereof by JSB for such insurance ("Maximum Agreement"); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NFB shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and provided, further, that officers and directors of JSB may be required to make application and provide customary representations and warranties to NFB's insurance carrier for the purpose of obtaining such insurance.

                  Section 4.15. EMPLOYEES; BENEFIT PLANS AND PROGRAMS.

                  (a) Each person who is employed by JSB or JSB Bank immediately prior to the Effective Time (a "JSB Employee") shall, at the Effective Time, become an employee of NFB or NFB Bank (unless the Bank Merger is not effected, in which case the references in this Section 4.15 to NFB Bank shall mean JSB
Bank). Beginning at the Effective Time, each of the JSB Employees shall serve NFB or NFB Bank in the same capacity in which he or she served immediately prior to the Effective Time and upon the same terms and conditions generally applicable to other employees of NFB or NFB Bank with comparable positions, with the following special provisions:

                          (i) No JSB Employee shall be, or have or exercise the authority of, an officer of NFB or NFB Bank unless and until elected or appointed an officer of NFB or NFB Bank in accordance with NFB's or NFB Bank's bylaws.

                          (ii) At or as soon as practicable following the Effective Time, NFB and NFB Bank shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis ("New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by NFB or NFB Bank immediately prior to the Effective Time and continuation of plans maintained by JSB or JSB Bank immediately prior to the Effective Time as NFB, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, NFB and NFB Bank shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of NFB, JSB, NFB Bank and JSB Bank for a transition period. During the transition period, the persons who were employees of JSB or JSB Bank immediately prior to the Effective Time who become employees of NFB or NFB Bank at the Effective Time shall continue to participate in the plans of JSB and JSB Bank that are continued for transitional purposes, and all other employees of NFB or NFB Bank will participate only in the comparable plans of NFB and NFB Bank that are continued for transitional purposes.

                          (iii) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by NFB, NFB Bank, JSB or JSB Bank immediately prior to the Effective Time who are also employed by NFB or NFB Bank immediately after the Effective Time, all service with NFB, NFB Bank, JSB or JSB Bank as service with NFB and NFB Bank for all purposes, including eligibility, vesting, benefit accrual and level of matching contributions; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefit; provided further, however, that in no event will such recognition result in any current or former employees of JSB or any of its Subsidiaries being covered under the post-retirement medical benefits plan of NFB or any of its Subsidiaries to the extent such coverage is provided at the expense of NFB or any of its Subsidiaries.

                          (iv) In the case of any constituent part of the New Compensation and Benefits Program which is a life or health insurance plan:
     (A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life or health insurance plans maintained by NFB, NFB Bank, JSB and JSB Bank as of the Effective Time, (B) each such plan which is a life or health insurance plan shall honor any deductible and out of pocket expenses incurred under the applicable life or health insurance plans maintained by NFB, NFB Bank, JSB and JSB Bank as of the Effective Time and (C) each such plan which is a life insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

                  (b) NFB shall assume the obligations of JSB and JSB Bank with respect to any severance plans or agreements identified in JSB's Disclosure Letter, as they may be in effect at the Effective Time, and shall pay amounts thereunder when due; provided, however, that in the event of the termination of employment of officers and employees of JSB or JSB Bank within 15 months following the Effective Time, such persons shall be provided severance benefits equal to the greater of those provided under the JSB Bank Severance Plan or those provided by NFB or NFB Bank under any severance plan maintained by NFB or NFB Bank.

                  (c) Notwithstanding any other provision in this Agreement to the contrary, officers and employees of JSB and its Subsidiaries who are covered under the JSB Pension Plan immediately prior to the Effective Time and who continue to be employed by NFB or its Subsidiaries on and after the Effective Time shall, if, as of the Effective Time, they either:

                          (i) are within 10 years of their normal retirement age (as defined in the JSB Pension Plan) and have a period of service (as defined in the JSB Pension Plan) of at least 10 years with JSB or its Subsidiaries, or

                          (ii) have a period of service (as defined in the JSB Pension Plan) of at least 25 years with JSB or its Subsidiaries,

have the right to elect to continue to accrue benefits under the benefit accrual formula under the JSB Pension Plan rather than having their benefits be determined under the NFB Cash Balance Retirement Plan.

                  (d) Notwithstanding any other provision in this Agreement to the contrary, if the Closing Date occurs after December 31, 1999, the amounts payable to any officer or employee of JSB under the Benefit Restoration Plan of Jamaica Savings Bank FSB ("JSB Bank BRP") shall be determined under the actuarial factors and interest rate assumptions in effect on December 31, 1999 even if such factors and assumptions would otherwise have changed by the express terms of the JSB Bank BRP, the JSB Pension Plan, by changes in the law (such as the pension and benefit provisions of the Uruguay Round Agreements Act of the General Agreement on Tariffs and Trade ("GATT")), or otherwise, the purpose of this Section 4.15(d) being that any benefits payable under the JSB Bank BRP shall be determined under the actuarial factors and interest rate assumptions in effect on December 31, 1999. JSB shall, and shall cause JSB Bank to, take all actions as shall be necessary to provide that no change-in-control, termination or severance payments or benefits (including without limitation any amounts paid under the agreements listed in Section 4.13(d)) will be taken into account for purposes of determining any amounts payable under the JSB Bank BRP.

                  (e) In the event that the Closing Date occurs on or before December 31, 1999, the employees of JSB Bank shall receive bonuses in accordance with JSB Bank's past practices (and the amount of such bonuses shall be based upon such employees' compensation for the entire year of 1999), and such bonuses shall be paid at least five business days prior to the Closing Date. In the event that the Closing Date occurs on or after January 1, 2000, (i) the employees of JSB Bank shall be paid bonuses in accordance with JSB Bank's past practices (and the amount of such bonuses shall be based upon such employees' compensation for the entire year of 1999) for 1999, which shall be paid in December 1999 in accordance with JSB Bank's past practices, and (ii) the employees of JSB Bank shall be paid additional bonuses equal to the amounts payable to each such employee as a bonus for 1999 multiplied by a fraction, the numerator of which is the number of days in 2000 through and including the Closing Date and the denominator of which is 366, and such additional bonuses shall be paid at least five business days prior to the Closing Date. A schedule showing the aggregate bonus estimates for 1999 is attached hereto as Schedule 4.15(e).

                  (f) Employees of JSB Bank who have obtained or who have received approval to obtain, at any time prior to the Closing Date, a loan or a mortgage loan under the existing JSB Bank employee loan program shall continue to receive the benefits of such employee loan program, subject to the terms and conditions of such program; provided, however, that if the employment of any such employee with JSB Bank or, after the Closing Date, NFB Bank, shall terminate for any reason other than cause, the interest rate reduction under the employee loan shall continue in effect notwithstanding such termination of employment.

                  (g) Employees of JSB Bank (other than officers) shall be entitled to receive attendance bonuses in accordance with JSB Bank's past practices for 1999, and, if the Closing Date occurs after December 31, 1999, such persons shall be entitled to attendance bonuses in accordance with JSB Bank's past practices for 2000, pro-rated through the Closing Date in the manner described in Section 4.15(e).

                  (h) Employees of JSB Bank shall be entitled to receive payment for accrued but unused vacation days in accordance with JSB Bank's past practices, and any accrued but unused vacation days of employees of JSB Bank as of the Closing Date shall, at the employee's option, either be paid immediately prior to the Closing Date or taken as vacation time as soon as practicable following the Closing Date; provided, however, that JSB shall deliver to NFB, not later than 15 business days after the date of this Agreement, a schedule of employees indicating their accrued but unused vacation days as of the most recent date practicable. Life insurance and continued health insurance for retirees of JSB Bank shall be continued in accordance with JSB Bank's past practices, to the extent that such continued coverage does not result in a material increase in the costs of such continued coverage to NFB Bank over the costs of such coverage to JSB Bank. JSB and NFB agree to use all reasonable efforts to review the tax-qualified defined benefit plans of both banks with a view towards, effective as of the Closing Date, continuing, to the extent practicable, the types and forms of benefits under the JSB Pension Plan for participants in such JSB Pension Plan whose employment is terminated upon or within one-year following the Closing Date, particularly with respect to the 100% joint and survivor form of benefits provided in the event that the participant dies prior to the commencement of the participant's benefit payments. JSB Bank shall make a contribution to the JSB Bank Employee Stock Ownership Plan ("JSB Bank ESOP") for 1999 in accordance with its past practices and such contribution shall be allocated in accordance with the terms of the JSB Bank ESOP. A pro-rated JSB Bank contribution shall be made to the JSB Bank ESOP for the portion of the year 2000 through the Closing Date.

                  Section 4.16 ADVISORY BOARD. NFB shall, promptly following the Effective Time, cause all of the members of JSB's Board of Directors as of the date of this Agreement, other than the New NFB Director, who are willing to so serve to be elected or appointed as members of NFB's advisory board ("Advisory Board"), the function of which shall be to advise NFB with respect to deposit and lending activities in JSB's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve shall be elected to serve an initial term of three years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee for such service of $25,000, payable in monthly installments or in one lump sum at any time in advance at the option of NFB, notwithstanding that such Advisory Board members are receiving benefits under the JSB Bank Outside Directors' Plan. Service on the Advisory Board shall be considered service as a director of NFB for purposes of any stock option plan of JSB or NFB.


                                    ARTICLE V

                           CONDITIONS TO CONSUMMATION
                           --------------------------

                  Section 5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger , the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

                  (a) this Agreement shall have been approved by (i) the requisite vote of JSB's stockholders in accordance with applicable law and regulations and (ii) the requisite vote of NFB's stockholders in accordance with applicable law and regulations;

                  (b) the Requisite Regulatory Approvals and any necessary regulatory consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired;

                  (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger;

                  (d) no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger;

                  (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained; and

                  (f) NFB shall have caused to be listed on the NYSE, or on such other market on which shares of NFB Common Stock shall then be trading, subject only to official notice of issuance, the shares of NFB Common Stock to be issued by NFB in exchange for the shares of JSB Common Stock.

                  Section 5.2. CONDITIONS TO THE OBLIGATIONS OF NFB AND NFB BANK. The obligations of NFB and NFB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by NFB:

                  (a) each of the obligations of JSB and JSB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of JSB and JSB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). NFB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of JSB;

                  (b) all action required to be taken by, or on the part of, JSB and JSB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by JSB and JSB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of JSB or JSB Bank, as the case may be, and NFB shall have received certified copies of the resolutions evidencing such authorization;

                  (c) JSB shall have obtained the consent, waiver or approval of each person (other than the regulatory approvals or consents referred to in Section 5.1(b)) whose consent, waiver or approval shall be required in order to consummate the Merger or the Bank Merger or to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of JSB or its Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which JSB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents, waivers and approvals would not, individually or in the aggregate, have a Material Adverse Effect on NFB (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

                  (d) NFB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of JSB and JSB Bank; and

                  (e) NFB shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), counsel to NFB, dated as of the Effective Date, in form and substance reasonably satisfactory to NFB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Skadden may require and rely upon, in addition to the review of such matters of fact and law as Skadden considers appropriate, representations and covenants, including those contained in certificates of officers of NFB, NFB Bank, JSB, JSB Bank and others, reasonably satisfactory in form and substance to Skadden.

                  Section 5.3. CONDITIONS TO THE OBLIGATIONS OF JSB AND JSB BANK. The obligations of JSB and JSB Bank to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by JSB:

                  (a) each of the obligations of NFB and NFB Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of NFB and NFB Bank contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). JSB shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of NFB;

                  (b) all action required to be taken by, or on the part of, NFB and NFB Bank to authorize the execution, delivery and performance of this Agreement and the consummation by NFB and NFB Bank of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of NFB or NFB Bank, as the case may be, and JSB shall have received certified copies of the resolutions evidencing such authorization;

                  (c) NFB shall have obtained the consent, waiver or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent, waiver or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which NFB or its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents, waivers and approvals would not, individually or in the aggregate, have a Material Adverse Effect on NFB (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

                  (d) JSB shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence and good standing of NFB and NFB Bank; and

                  (e) JSB shall have received an opinion of Thacher Proffitt & Wood ("Thacher Proffitt"), counsel to JSB, dated as of the Effective Date, in form and substance reasonably satisfactory to JSB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Thacher Proffitt may require and rely upon, in addition to the review of such matters of fact and law as Thacher Proffitt considers appropriate, representations and covenants, including those contained in certificates of officers of NFB, NFB Bank, JSB, JSB Bank and others, reasonably satisfactory in form and substance to Thacher Proffitt.

                                   ARTICLE VI

                                   TERMINATION
                                   -----------

                  Section 6.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of JSB and NFB:

                  (a) by the mutual consent of NFB and JSB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (b) by NFB or JSB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) the failure of the stockholders of JSB or NFB to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that JSB or NFB, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause (i) if it has complied in all material respects with its obligations under Sections 4.8 and 4.9, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in Section 5.2(a) (in the case of termination by NFB) and Section 5.3(a) (in the case of the termination by JSB) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party or which breach is not capable of being cured by the date set forth in Section 6.1(d) or any extension thereof;

                  (c) by NFB or JSB, by written notice to the other party, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

                  (d) by NFB or JSB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 29, 2000 ("Initial Termination Date"), unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; provided, that if, as of such date, all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Merger (other than the delivery of executed documents at the Closing) shall be fulfilled, the Initial Termination Date shall be extended to April 30, 2000;

                  (e) by NFB or JSB, if the Board of Directors of the other party does not publicly recommend in the Joint Proxy Statement-Prospectus that its stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that its stockholders approve and adopt this Agreement, the Board of Directors of the other party shall have withdrawn, qualified or revised such recommendation in any respect materially adverse to the party seeking to terminate this Agreement; or

                  (f) by JSB, if its Board of Directors so determines by a majority vote of the members of its entire Board, if both of the following conditions are satisfied:

                          (i) the NFB Market Value on the Valuation Date is less than $16.35; and

                          (ii) (A) the number obtained by dividing the NFB Market Value as of the Valuation Date by the Initial NFB Market Value ("NFB Ratio") shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.10 from the quotient in this clause (ii)(B) ("Index Ratio");

subject, however, to the following three sentences. If JSB elects to exercise its termination right pursuant to this Section 6.1(f), it shall give written notice thereof to NFB at any time during the five business day period commencing on the day following the Valuation Date; provided, that such notice of election to terminate may be withdrawn at any time during the 15 business day period commencing on the day such notice is received by NFB. During the five business day period commencing with its receipt of such notice, NFB shall have the option to increase the consideration to be received by the holders of JSB Common Stock hereunder by increasing the Exchange Ratio from 3.0 to a number equal to the lesser of (1) the product of (x) the Index Ratio plus 0.10 and (y) 3.0, divided by the NFB Ratio or (2) the quotient obtained by dividing $61.31 by the NFB Market Value. If NFB so elects, it shall give, within such five business day period, written notice to JSB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this
Section 6.1(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 6.1(f), the following terms shall have the meanings indicated below:

                  "Acquisition Transaction" shall have the meaning set forth in
Section 3.4(e), without regard to subsection (ii) of the proviso set forth therein.

                  "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company's name in the definition of Index Group below.

                  "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the 15 consecutive trading days immediately preceding the Valuation Date.

                  "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving any of such companies publicly announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Valuation Date. In the event that:

                  (i) the common stock of any of such companies ceases to be publicly traded, or

                  (ii) an Acquisition Transaction involving any of such companies is announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Valuation Date, or

                  (iii) any such company shall announce at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Valuation Date that it has entered into a definitive agreement to acquire insured deposits from another financial institution in excess of 20% of its deposit base as of the most recent quarter end for which information is available or intends to issue additional capital securities in excess of 10% of the total value of its Tier 1 capital securities outstanding as of the most recent quarter end for which information is available, then such company or companies will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price; provided, however, that, in the event an Acquisition Transaction is publicly announced which involves only companies that are listed below, none of such companies shall be removed from the Index Group. The 25 financial institution holding companies and the weights attributed to them are as follows:


Holding Company                                  Symbol             Weighting
---------------                                  ------             ---------
Astoria Financial Corporation                     ASFC                 4.71%
CCB Financial Corporation                         CCB                  4.90%
Charter One Financial, Inc.                       COFI                10.43%
Chittenden Corporation                            CHZ                  1.96%
City National Corporation                         CYN                  3.73%
Dime Bancorp, Inc.                                DME                  5.57%
Dime Community Bancshares, Inc.                   DCOM                 0.73%
First Commonwealth Financial Corporation          FCF                  1.77%
FirstMerit Corporation                            FMER                 6.07%
Fulton Financial Corporation                      FULT                 3.38%
GreenPoint Financial Corp.                        GPT                  8.19%
Independence Community Bank Corp.                 ICBC                 2.06%
Keystone Financial, Inc.                          KSTN                 3.31%
M & T Bank Corporation                            MTB                  9.24%
Peoples Heritage Financial Group, Inc.            PHBK                 4.58%
Queens County Bancorp, Inc.                       QCSB                 1.53%
Reliance Bancorp, Inc.                            RELY                 0.60%
Richmond County Financial Corp.                   RCBK                 1.50%
State Bancorp, Inc.                               STB                  0.29%
Staten Island Bancorp, Inc.                       SIB                  1.81%
Suffolk Bancorp                                   SUBK                 0.41%
Summit Bancorp                                    SUB                 15.22%
Susquehanna Bancshares, Inc.                      SUSQ                 1.52%
Valley National Bancorp                           VLY                  4.01%
Webster Financial Corporation                     WBST                 2.48%
                                                                     -------
                                                                     100.00%


                  "Initial Index Price" means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

                  "Initial NFB Market Value" means the closing sales price of a share of NFB Common Stock, as reported on the NYSE, on the trading day immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 6.1(f).

                  "NFB Market Value" shall have the meaning set forth in Section 1.2(b) hereof.

                  "Valuation Date" shall have the meaning set forth in Section 1.2(c) hereof.

If NFB or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(f).

                  Section 6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either NFB or JSB, as provided above, this Agreement shall thereafter become void and, subject to Section 6.3, there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under the last three sentences in Section 4.3(a) and under Section 8.6 shall survive.

                  Section 6.3 TERMINATION FEE. In recognition of the efforts, expenses and other opportunities foregone by NFB and JSB, respectively, while structuring the Merger, the parties hereto agree that:

                  (a) NFB shall pay to JSB a termination fee of Twelve Million, Five Hundred Thousand Dollars ($12,500,000) plus JSB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, within 12 months after the date of this Agreement, after a written bona fide proposal is made after the date of this Agreement by a third party to NFB or its stockholders to engage in an Acquisition Transaction (as defined in Section 3.4(e)), other than any Acquisition Transaction permitted pursuant to the terms of this Agreement, including without limitation Section 3.4(e) (a "Permitted Transaction"), any of the following occur:

                          (i) NFB shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle JSB to terminate the Agreement;

                          (ii) the stockholders of NFB shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

                          (iii) NFB's Board of Directors shall have withdrawn or modified in a manner adverse to JSB the recommendation of NFB's Board of Directors with respect to the Agreement; and

                  (b) NFB shall pay to JSB a termination fee of Twenty-Five Million Dollars ($25,000,000) plus JSB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof, NFB or any of its Subsidiaries, without having received JSB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in Section 3.4(e)), other than a Permitted Transaction, with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than JSB or any of its Subsidiaries or the Board of Directors of NFB shall have recommended that the stockholders of NFB approve or accept an Acquisition Transaction other than a Permitted Transaction with any person other than JSB or any of its Subsidiaries. Any fee payable to JSB pursuant to Section 6.3(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to
Section 6.3(a). Notwithstanding the foregoing, NFB shall not be obligated to pay to JSB the termination fee described in Section 6.3(a) or Section 6.3(b) in the event that at or prior to such time as such fee becomes payable (i) NFB and JSB validly terminate this Agreement pursuant to Section 6.1(a), (ii) NFB or JSB validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d), (iii) NFB validly terminates this Agreement pursuant to Section 6.1(b) or Section 6.1(e) or (iv) JSB validly terminates this Agreement pursuant to Section 6.1(f).

                  (c) JSB shall pay to NFB a termination fee of Twelve Million, Five Hundred Thousand Dollars ($12,500,000) plus NFB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, within 12 months after the date of this Agreement, after a bona fide proposal is made after the date of this Agreement by a third party to JSB or its stockholders to engage in an Acquisition Transaction (as defined in the JSB Option Agreement), any of the following occur:

                           (i) JSB shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle NFB to terminate the Agreement;

                           (ii) the stockholders of JSB shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

                           (iii) JSB's Board of Directors shall have withdrawn or modified in a manner adverse to NFB the recommendation of JSB's Board of Directors with respect to the Agreement; and

                  (d) JSB shall pay to NFB a termination fee of Twenty-Five Million Dollars ($25,000,000) plus NFB's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof, JSB or any of its Subsidiaries, without having received NFB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in the JSB Option Agreement) with any person other than NFB or any of its Subsidiaries or the Board of Directors of JSB shall have recommended that the stockholders of JSB approve or accept an Acquisition Transaction (as defined in the JSB Option Agreement) with any person other than NFB or any of its Subsidiaries. Any fee payable to NFB pursuant to this Section 6.3(d) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.3(c). Notwithstanding the foregoing, JSB shall not be obligated to pay to NFB the termination fee described in Section 6.3(c) or
Section 6.3(d) in the event that at or prior to such time as such fee becomes payable (i) NFB and JSB validly terminate this Agreement pursuant to Section 6.1(a), (ii) NFB or JSB validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d) or (iii) JSB validly terminates this Agreement pursuant to
Section 6.1(b), Section 6.1(e) or Section 6.1(f).

                                   ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
                   ------------------------------------------

                  Section 7.1. EFFECTIVE DATE AND EFFECTIVE TIME. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, on a date ("Closing Date") that is no later than five business days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of regulatory and governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, NFB and JSB shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the Certificate of Merger.

                  Section 7.2 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to NFB and JSB the documents and instruments required to be delivered under Article V.


                                  ARTICLE VIII

                              CERTAIN OTHER MATTERS
                              ---------------------

                  Section 8.1. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

                  "material" means material to NFB or JSB (as the case may be) and its respective Subsidiaries, taken as a whole.

                  "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

                  Section 8.2. SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.3(a), 4.13, 4.14, 4.15, 4.16, 4.17 and 8.6 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.3(a) and in Section 8.6 shall survive such termination.

                  Section 8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of JSB or NFB, no amendment or modification may be made that would reduce the Merger Consideration or contravene any provision of the Delaware General Corporation Law or the federal banking laws, rules and regulations.

                  Section 8.4. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                  Section 8.5. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

                  Section 8.6. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  Section 8.7 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

                  If to JSB, to:

                          JSB Financial, Inc.
                          303 Merrick Road
                          Lynbrook, New York 11563
                          Facsimile: (516) 887-6007

                          Attention: Mr. Park T. Adikes
                                     Chairman of the Board and
                                       Chief Executive Officer

                  With copies to:

                          JSB Financial, Inc.
                          303 Merrick Road
                          Lynbrook, New York 11563
                          Facsimile: (516) 887-6007

                          Attention: Mr. Lawrence J. Kane
                                     Executive Vice President

                  and

                          Douglas J. McClintock, Esq.
                          Thacher Proffitt & Wood
                          Two World Trade Center
                          New York, New York 10048
                          Facsimile: 212-432-2898

                  If to NFB, to:

                          North Fork Bancorporation, Inc.
                          275 Broad Hollow Road
                          Melville, New York 11747
                          Facsimile: (516) 844-1471

                          Attention: Mr. John Adam Kanas
                                     Chairman, President and
                                       Chief Executive Officer

                  With copies to:

                          North Fork Bancorporation, Inc.
                          275 Broad Hollow Road
                          Melville, New York 11747
                          Facsimile: (516) 844-1471

                          Attention: Mr. Daniel M. Healy
                                     Executive Vice President and
                                       Chief Financial Officer

                  and

                          William S. Rubenstein, Esq.
                          Skadden, Arps, Slate, Meagher & Flom LLP
                          919 Third Avenue
                          New York, New York 10022
                          Facsimile: (212) 735-2000

                  Section 8.8 ENTIRE AGREEMENT; ETC. This Agreement, together with the Plan of Bank Merger, the JSB Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section
4.13 (other than Section 4.13(c)) and Section 4.14, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 8.9. ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other party.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 16th day of August, 1999.


                                        NORTH FORK BANCORPORATION, INC.


                                        By: /s/ John Adam Kanas
                                           ----------------------------------
                                           John Adam Kanas
                                           Chairman of the Board, President and
                                             Chief Executive Officer


                                        JSB FINANCIAL, INC.


                                        By: /s/ Park T. Adikes
                                           ----------------------------------
                                           Park T. Adikes
                                           Chairman of the Board and
                                             Chief Executive Officer